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                                                                    EXHIBIT (21)

                   LUFKIN INDUSTRIES, INC. AND SUBSIDIARIES

                       SUBSIDIARIES OF THE REGISTRANT

                                                         Name under which
                                      Jurisdiction       such subsidiary
Name of subsidiary                 of Incorporation        does business
------------------                 ----------------      ----------------


Lufkin Industries Canada, Ltd.     Province of Alberta,         Same
     Canada

P. T. Lufkin Indonesia             Republic of Indonesia        Same


Lufkin Industries FSC, Inc.        Barbados                     Same


Lufkin Industries Europe, Bv.      The Netherlands              Same


Lufkin Japan, L. L. C.             Japan                        Same


Lufkin France                      France                       Same